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                                                                    EXHIBIT 11.1

                               PACKAGED ICE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON SHARE EQUIVALENTS

                                                             Three Months Ended March 31,            Year Ended December 31,
                                                             ----------------------------   ---------------------------------------
                                                                  1998           1997           1997          1996          1995
                                                              ------------    ----------    -----------    ----------    ----------
BASIC EARNINGS PER SHARE
Weighted Average Common Shares Outstanding                       4,395,175     2,827,571      3,600,109     2,826,371     2,682,281
                                                              ============    ==========    ===========    ==========    ==========
 Basic Loss Per Share                                         $      (5.64)   $    (0.21)   $     (2.40)   $    (0.35)   $    (0.26)
                                                              ============    ==========    ===========    ==========    ==========

DILUTED EARNINGS PER SHARE
Weighted Average Common Shares Outstanding                       4,395,175     2,827,571      3,600,109     2,826,371     2,682,261
Shares Issuable from Assumed Conversion of
 Common Share Options and Warrants                               1,290,042       272,822        774,787       272,822       174,293
 Convertible Demand Notes                                               --         5,814          5,814         8,550            --
                                                              ------------    ----------    -----------    ----------    ----------
Weighted Average Common Shares Outstanding, as Adjusted          5,685,217     3,106,207      4,380,710     3,107,743     2,856,554
                                                              ============    ==========    ===========    ==========    ==========
 Diluted Loss Per Share                                       $      (4.25)   $    (0.19)   $     (1.93)   $    (0.32)   $    (0.24)
                                                              ============    ==========    ===========    ==========    ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION
Net Loss                                                      $(24,178,017)   $ (592,179)   $(8,438,636)   $ (990,432)   $ (688,482)
Preferred Shares Dividend                                         (616,439)           --       (198,630)
                                                              ------------    ----------    -----------    ----------    ----------
Net Loss to Common Shareholders (Basic Earnings Per Share
    Computation)                                               (24,794,456)     (592,179)    (8,637,266)     (990,432)     (688,482)
Interest Expense of Convertible Demand Notes                            --           505            505         6,236            --
Preferred Shares Dividend                                          616,439            --        198,630            --            --
                                                              ------------    ----------    -----------    ----------    ----------
Net Loss to Common Shareholders, as adjusted (Diluted
    Earnings Per Share Computation)                           $(24,178,017)   $ (591,674)   $(8,438,131)   $ (984,196)   $ (688,482)
                                                              ============    ==========    ===========    ==========    ==========

This calculation is submitted in accordance with Regulation 8-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128, because it produces an antidilutive result.